                                                                     EXHIBIT 5.0


      [Letterhead of Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P.]



                                February 5, 1998

                                                                  (910) 271-3112



Board of Directors
KS Bancorp, Inc.
P.O. Box 219
Kenly, NC  27542-0219

     Re: KS Bancorp, Inc. Employee Stock Option Plan and KS Bancorp, Inc. Nonqualified Stock Option Plan for Directors -- Registration Statement on Form S-8 with Respect to the Offering of up to 161,789 Shares of Common Stock

Gentlemen:

     We have acted as special counsel to KS Bancorp, Inc. (the "Holding Company"), in connection with the Holding Company's registration under the Securities Act of 1933 on Form S-8 (the "Registration Statement") of its offering of up to 161,789 shares of Common Stock, no par value (the "Shares"), under the KS Bancorp, Inc. Employee Stock Option Plan and KS Bancorp, Inc. Nonqualified Stock Option Plan for Directors (collectively, the "Stock Option Plans") in connection with the exercise of stock options (the "Option Rights"). As such counsel, we have made such legal and factual examinations and inquiries as we deemed advisable for the purpose of rendering our opinions.

     For purposes of rendering our opinions, we have assumed that (i) the Shares issuable pursuant to the exercise of Option Rights granted under the terms of the Stock Option Plans will continue to be duly and validly authorized on the dates the Shares are issued pursuant to the Option Rights; (ii) on the dates the Option Rights are exercised, the Option Rights granted under the terms of the Stock Option Plans will constitute valid, legal and binding obligations of the Holding Company and will (subject to applicable bankruptcy, moratorium, insolvency, reorganization and other laws and legal principles affecting the enforceability of creditors' rights generally) be enforceable against the Holding Company in accordance with their terms; (iii) no change occurs after the date hereof in applicable law or the pertinent facts; and (iv) the provisions of applicable "blue sky" and other state securities laws have been complied with to the extent required.

Board of Directors
KS Bancorp, Inc.
February 5, 1998
Page 2



     Based on the foregoing, and subject to the assumptions set forth herein, it is our opinion as of the date hereof that the Shares which have been or are to be issued pursuant to the Stock Option Plans have been duly and validly authorized and, upon the issuance or sale of the Shares in accordance with the Stock Option Plans, and upon receipt of any consideration required thereby, will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this letter as an exhibit to the Registration Statement.


                              Sincerely yours,

                              BROOKS, PIERCE, MCLENDON, HUMPHREY & LEONARD,
                              L.L.P.



                              By: /s/ Randall A. Underwood
                                  -----------------------------------------



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